Date: JanuaryJ 28,uly 24 2004

Contact: David Nolan

Treasurer and Chief Financial Officer

(315) 336-7300

Rome Bancorp Reports Annual Earnings and Declaration of Quarterly Dividend

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three month period and the year ended December 31, 2003.

Net income for the Company for the year ended December 31, 2003 was $1,537,000 or $0.36 per diluted share in comparison to $2,485,000 or $0.58 per diluted share for the same period in 2002. The decrease in net income was the result of a $1.1 million increase in non-interest expense, a $790,000 decrease in non-interest income, and a $180,000 increase in provision for loan losses partially offset by a $668,000 increase in net interest income and a $482,000 decrease in income tax expense.

The increase in net interest income reflects an annual decrease in interest expense of $1,367,000 partially mitigated by a $699,000 decrease in interest income. The reduction in interest expense was due to a decline in the Company's cost of funds to 1.91% for the year ended December 31, 2003 from 2.72% for the same period in 2002 partially offset by an increase in average deposits in 2003. The decline in interest income reflects a reduction in the Company's yield on earning assets to 6.18% for the current year in comparison to 6.67% for 2002, offset in part by an increase in average loan balances over the same period. Both the decrease in the cost of funds and the yield on earning assets, were related to the continued decline in prevailing market interest rates throughout 2003. The Company's net interest margin increased to 4.70% for the year ended December 31, 2003 in comparison to 4.56% for the same period in 2002.

The Company recorded a provision for loan losses of $260,000 and $510,000 for the quarter and year ended December 31, 2003, respectively, versus $130,000 and $330,000 for both comparable periods in 2002. The provision for loan losses reflects management's assessment of the overall loan portfolio and the underlying collateral, trends in non-performing loans, charge-offs, current economic conditions and other relevant factors in order to maintain the allowance for loan losses at adequate levels to provide for probable losses.

The decrease in non-interest income reflects a $693,000 net loss on securities in 2003 in comparison to a $132,000 gain for the previous year partially offset by a $35,000 increase in service charges and fees. The net securities loss was primarily the result of a write-down during the third quarter of $1,041,000 on the Company's investment in a blue chip mutual fund, due to an impairment that was determined to be "other than temporary" under generally accepted accounting principles. Partially offsetting this write-down was a gain on sale of securities of $348,000 which included sales of a portion of the impaired mutual fund.

The increase in non-interest expense was primarily the result of higher personnel, administrative and marketing expenses related to the Bank's new product offerings, increased employee benefit costs primarily related to the Company's ESOP and defined benefit plan, as well as higher data processing related expenses as a result of the Bank's upgrade of its core processing systems during the year. The decrease in income tax expense was related to lower pre-tax earnings.

Net income for the Company for the quarter ended December 31, 2003 was $445,000 or $0.11 per diluted share in comparison to $790,000, or $0.19 per diluted share for the fourth quarter of 2002. The decrease in net income was the result of an increase of $427,000 in non-interest expense, a $178,000 decrease in net interest income before loan loss provision, and the $130,000 aforementioned increase in loan loss provisions offset in part by a $207,000 increase in non-interest income and a $183,000 reduction in income tax expense.

The decrease in net interest income before loan loss provisions reflects a decline in the Company's net interest margin to 4.51% for the three months ended December 31, 2003 from 4.98% for the same period in 2002. The decline in the net interest margin primarily reflects a decrease in the yield on the Company's investment portfolio from 6.08% to 4.83% primarily as a result of a decrease in the dividends earned on the aforementioned impaired mutual fund to $9000 from $130,000 for the same period in 2002 as well as a decrease in the average balance of the investment portfolio to $33 million from $43.8 million for the same period in 2002. The decrease in average balance was the result of normal sales and maturities of the portfolio as well as a result of the write-down of the impaired mutual fund.

The increase in non-interest income was the result of a $255,000 gain on sale of securities for the quarter ended December 31, 2003, in comparison to none for the same period in 2002. Partially offsetting this increase was a $66,000 gain on the sale of a portion of the Company's student loan portfolio during the quarter ended December 31, 2002.

The increase in non-interest expense was primarily the result of higher personnel, administrative and marketing expenses related to the Bank's new product offerings as well as increased employee benefit costs primarily related to the Company's ESOP plan. The decrease in tax expense was related to lower pre-tax earnings.

Total assets increased from $250.1 million at December 31, 2002 to $261.9 million at December 31, 2003. The Bank's loan portfolio increased $26.1 million or 12.6% primarily due to growth in the residential mortgage lending market. Securities decreased $14.1 million or 34.9% due to sales and maturities as well as the previously discussed impairment write-down. Deposit accounts increased by 4.3% over the same period, with the majority of the growth occurring in savings and checking accounts.

Charles M. Sprock, President and CEO in commenting on the results stated, "During this past year the Company significantly enhanced its loan and deposit offerings to better serve the needs of our community. In particular, the Company expanded its residential mortgage offerings from its new Residential Mortgage Center resulting in over $41 million of residential mortgage production. The Company also added a debit card, overdraft checking protection and internet banking during the second half of the year. Finally, the Company introduced an array of "totally free checking" accounts during the fourth quarter of 2003. "

"To facilitate this expansion, we completed a major upgrade of our core deposit systems and added state of the art equipment to streamline customer service. Several new staff members were added while existing staff received extensive training to support our new initiatives. Finally, the Company undertook an aggressive direct mail campaign to market its new checking products. While these initiatives detracted from 2003 results, we believe that we have laid the foundation for enhanced future earnings performance."

Finally, the Company announced that its Board of Directors has declared a quarterly cash dividend on its common stock of 7.333 cents ($.0733) per share for stockholders of record at the close of business on February 9, 2004. The dividend is payable on February 23, 2004.

Forward-Looking Statements

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

				As of
				December 31,
				2003	2002
Selected Financial Condition Data:
Total assets				$261,939	$250,075
Loans, net				207,656	181,564
Securities				29,118	43,207
Cash and cash equivalents				14,055	15,698
Total deposits				203,190	194,924
Borrowings				18,090	14,920
Total shareholders' equity				36,639	36,193
Allowance for loan losses				1,809	1,730
Non-performing loans				1,406	1,516
Non-performing assets				1,608	1,571

		For the three months ended		For the twelve months ended
		December 31,		December 31,
		2003	2002	2003	2002

Selected Operating Data:
Interest income		$3,616	$3,922	$14,810	$15,509
Interest expense		881	1,009	3,614	4,981
Net interest income		2,735	2,913	11,196	10,528
Provision for loan losses		260	130	510	330
Net interest income after provision for loan losses		2,475	2,783	10,686	10,198
Non-interest income:
Service charges and other income		321	369	1,165	1,130
Net gain (loss) on securities		255	0	-693	132
Total non-interest income		576	369	472	1,262
Non-interest expense		2,360	1,933	8,835	7,707
Income before income taxes		691	1,219	2,323	3,753
Income tax expense		246	429	786	1,268
Net income		$445	$790	$1,537	$2,485

		For the three months ended		For the twelve months ended
		December 31,		December 31,
		2003	2002	2003	2002

Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share		$0.11	$0.19	$0.37	$0.60
Diluted earnings per share		$0.11	$0.19	$0.36	$0.58
Return on average assets		0.67%	1.25%	0.59%	1.00%
Return on average equity		4.64%	8.71%	4.16%	6.86%
Net interest rate spread	1	4.14%	4.50%	4.27%	3.95%
Net interest margin	1	4.51%	4.98%	4.70%	4.56%
Non-interest expense to average assets		3.57%	3.05%	3.42%	3.09%
Efficiency ratio	1	75.90%	57.90%	70.22%	64.85%
Average interest-earning assets to average interest-bearing liabilities		126.26%	128.29%	128.15%	128.68%

				As of
				December 31,
				2003	2002
Equity Ratios:
Equity to assets				13.99%	14.47%
Book value per share				$8.55	$8.41

Asset Quality Ratios:
Nonperforming loans as percent of loans				0.67%	0.83%
Nonperforming assets as percent of total assets				0.61%	0.63%
Allowance for loan losses as a percent of loans				0.86%	0.94%
Allowance for loan losses as a percent of non-performing loans				128.6%	114.1%

Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.